UNITED STATES

SECURITIES AND EXCHANGE

COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant ⌧
Filed by a Party other than the Registrant ◻
Check the appropriate box:
◻	Preliminary Proxy Statement
◻	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
◻	Definitive Proxy Statement
⌧	Definitive Additional Materials
◻	Soliciting Material under §240.14a-12

Transocean Ltd.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
⌧ No fee required.
◻ Fee paid previously with preliminary materials.
◻ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

Additional Information Concerning the 2022 Annual General Meeting of Shareholders

of Transocean Ltd. to be held on May 12, 2022

April 21, 2022

To the Owners of Our Company:

This information supplements the definitive proxy statement dated March 28, 2022 (the “2022 Proxy Statement”) of Transocean Ltd. (the “Company,” “our” or “us”) for its 2022 Annual General Meeting of Shareholders to be held on Thursday, May 12, 2022, at 6:30 p.m., Swiss time, at the Parkhotel Zug, Industriestrasse 14, CH-6304 Zug, Switzerland.

In the 2022 Proxy Statement, the Company announced, among other things, that due to the extraordinary situation in connection with the COVID-19 pandemic, the 2022 Annual General Meeting would not take place in the usual format, and that as permitted by the Swiss Federal Council Ordinance 3 of June 19, 2020 on Measures to Combat the Coronavirus, as amended (“COVID-19 Ordinance 3”), shareholders would not be able to attend the meeting in person.

In light of the continuing decline in the spread of the COVID-19 virus in Switzerland, the improvement of the COVID-19 situation generally, and as permitted by the COVID-19 Ordinance 3, the Company has concluded that it is no longer necessary to require shareholders and beneficial owners of shares to exercise their voting rights solely by providing voting instructions to the independent proxy by internet, telephone or sending the proxy card by mail.

Accordingly, the Company’s 2022 Annual General Meeting will be held in the usual format, consistent with our long-standing practice, with shareholders being permitted to attend and vote at the meeting in person. Shareholders and beneficial holders may also vote their shares electronically over the internet, by telephone or by mail, each as described in the 2022 Proxy Statement.

Shareholders registered in our share register as of April 25, 2022, the record date for the 2022 Annual General Meeting, have the right to attend the meeting and vote their shares. Shareholders who wish to attend and vote at the meeting in person are required to present either the Notice of Internet Availability of Proxy Materials (the “Notice”), or any proxy card that is sent to them, or, if a beneficial holder holds shares in the name of a bank, broker or other nominee, a legal proxy issued by such holder’s bank, broker or other nominee in the holder’s name, each with proof of identification.

Even if you plan to attend the 2022 Annual General Meeting, we encourage you to submit your voting instructions prior to the meeting.

You may revoke your proxy or proxy card at any time prior to its exercise by taking one of the actions described in the 2022 Proxy Statement, or by appearing at the meeting, notifying the independent proxy with respect to applicable proxies, and voting in person. Your presence without voting at the meeting will not automatically revoke your proxy, and any revocation during the meeting will not affect votes in relation to agenda items that have already been voted on. If you hold your shares in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee in revoking your previously granted proxy.

If you plan to attend the 2022 Annual General Meeting in person, we urge you to arrive at the meeting location no later than 5:30 p.m., Swiss time on Thursday, May 12, 2022. In order to determine attendance correctly, any shareholder leaving the 2022 Annual General Meeting early or temporarily, will be requested to present such shareholder’s admission card upon exit. Directions to the 2022 Annual General Meeting can be obtained by contacting our Corporate Secretary at our registered office, Turmstrasse 30, CH-6312 Steinhausen, Switzerland, telephone number +41 (41) 749-0500, or Investor Relations at our offices in the United States, at 1414 Enclave Parkway, Houston, Texas 77077, USA, telephone number +1 (713) 232-7500.